Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2010 FIRST QUARTER RESULTS

ARMONK, NY, May 5, 2010—VISANT CORPORATION today announced its results for the first fiscal quarter ended April 3, 2010, including consolidated net sales of $266.0 million, compared to consolidated net sales for the first fiscal quarter ended April 4, 2009 of $265.5 million. In addition, the company reported consolidated net income of $5.4 million for the first fiscal quarter of 2010, compared to consolidated net income of $4.1 million for the first fiscal quarter of 2009. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for the first fiscal quarter of 2010 of $48.0 million, compared to $47.0 million for the first fiscal quarter of 2009. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $51.4 million for the first fiscal quarter of 2010, compared to consolidated Adjusted EBITDA of $49.7 million for first fiscal quarter of 2009.

Commenting on the company’s performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “First quarter business indicators were encouraging, particularly for our Marketing and Publishing Services segment. Revenues are showing signs of recovery, as our customers’ outlook for their businesses is improving. Our results are also being positively impacted by the significant cost restructuring initiatives completed in our operations over the last two years.”

Net sales of the Scholastic segment increased $3.5 million, or 2%, to $157.7 million for the first fiscal quarter of 2010 from $154.2 million for the first fiscal quarter of 2009. The increase was primarily attributable to higher prices in our jewelry and announcement products as well as the incremental impact from two small acquisitions.

Net sales of the Memory Book segment decreased $1.7 million to $6.8 million for the first fiscal quarter of 2010 compared to $8.5 million for the first fiscal quarter of 2009. The decrease was primarily due to lower volume from our commercial print customers.

Net sales of the Marketing and Publishing Services segment decreased $1.6 million, or 2%, to $101.5 million for the first fiscal quarter of 2010 from $103.1 million for the first fiscal quarter of 2009. This decrease was primarily attributable to lower volumes in our publishing services and direct marketing operations offset somewhat by higher volumes in our sampling operations.

Adjusted EBITDA for the Scholastic segment decreased $1.6 million to $30.9 million for the first fiscal quarter of 2010 from $32.5 million for the first fiscal quarter of 2009. The decrease was primarily due to higher precious metal costs year over year.

Adjusted EBITDA for the Memory Book segment was a loss of $5.6 million for the first fiscal quarter of 2010 compared to a loss of $5.4 million for the first fiscal quarter of 2009. The decrease in Adjusted EBITDA of $0.2 million was primarily due to the impact of lower volumes from our commercial print customers.

Adjusted EBITDA for the Marketing and Publishing Services segment increased $3.4 million to $26.0 million during the first fiscal quarter of 2010 from $22.6 million in the first fiscal quarter of 2009. This increase was primarily attributable to higher volumes in our sampling operations and the benefit of cost saving initiatives implemented during 2008 and 2009, offset slightly by lower volume in our publishing services and direct marketing operations.

As of April 3, 2010, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $836.2 million, including $6.5 million of borrowings outstanding under its domestic revolving line of credit and $13.2 million of equipment financing and capital lease obligations. Visant’s cash position at April 3, 2010 totaled $9.7 million. Visant’s parent, Visant Holding Corp., had senior discount notes with an accreted value of $247.2 million and senior notes of $350.0 million outstanding as of April 3, 2010.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 11:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in customer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. postal service and the failure of our sampling systems to comply with U.S. postal regulations; labor disturbances; environmental regulations; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 3, 2010	April 4, 2009
Net sales	$266,029	$265,543
Cost of products sold	128,811	127,779

Gross profit	137,218	137,764
Selling and administrative expenses	113,875	114,558
Gain on disposal of fixed assets	(71)	(49)
Special charges (1)	1,466	1,489

Operating income	21,948	21,766
Interest expense, net	13,521	14,146

Income before income taxes	8,427	7,620
Provision for income taxes	3,024	3,496

Net income	$5,403	$4,124

Adjusted EBITDA (2)	$51,368	$49,736

Adjusted EBITDA Reconciliation:
In thousands
Net income	$5,403	$4,124
Interest expense, net	13,521	14,146
Provision for income taxes	3,024	3,496
Depreciation and amortization expense	26,064	25,194

EBITDA	48,012	46,960

Special charges (1)	1,466	1,489
Gain on disposal of fixed assets	(71)	(49)
Other (3)	1,961	1,336

Adjusted EBITDA (2)	$51,368	$49,736

(1)	For the three months ended April 3, 2010, special charges included $0.8 million and $0.1 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively. Also included was $0.5 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.1 million of non-cash asset impairment charges. Special charges for the first fiscal quarter ended April 4, 2009 included $0.7 million and $0.3 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively. Also included were $0.5 million of other facility consolidation costs in the Marketing and Publishing Services segment.
(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Other charges for the quarter ended April 3, 2010 included $0.9 million of management fees, $0.6 million of costs related to the relocation of certain manufacturing equipment, $0.2 million of acquisition-related costs and $0.3 million of consolidation costs in connection with the closure of certain facilities. Other charges for the quarter ended April 4, 2009 included $0.8 million of management fees, $0.2 million of non-recurring moving costs and $0.3 million of consolidation costs in connection with the closure of certain facilities.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended		$ Change	% Change
In thousands	April 3, 2010	April 4, 2009
Net sales
Scholastic	$157,717	$154,159	$3,558	2%
Memory Book	6,788	8,513	(1,725)	(20)%
Marketing and Publishing Services	101,542	103,130	(1,588)	(2)%
Inter-segment eliminations	(18)	(259)	241	NM

	$266,029	$265,543	$486	0%

Adjusted EBITDA
Scholastic	$30,936	$32,541	$(1,605)	(5)%
Memory Book	(5,613)	(5,448)	(165)	(3)%
Marketing and Publishing Services	26,045	22,643	3,402	15%

	$51,368	$49,736	$1,632	3%

NM	= not meaningful